Exhibit 10.10

BENEFICIAL MUTUAL SAVINGS BANK
BOARD OF MANAGERS’ NON-VESTED DEFERRED COMPENSATION PLAN

I.             PURPOSE

The purpose of the Deferred Compensation Plan for Board Members of Beneficial Mutual Savings Bank and its subsidiaries is to enable the Bank’s Managers to defer receipt of a designated percentage of their Board fees, thereby providing the Manager with greater flexibility in personal financial planning.

II.            DEFINITIONS

(A)	ACCOUNT	Special unfunded, unsecured bookkeeping entry established to identify each participant’s deferred Board fees.

(B)	BOARD FEES	All Board and committee fees.

(C)	COMMITTEE	Members of the Board of Managers designated to administer the Plan.

(D)	CORPORATION	Beneficial Mutual Savings Bank.

(E)	DEFERRED PERIOD	Period of time between the date Board fees are earned and payable and the date final payment of any deferred amount is made.

(F)	DISABLED
A participant who is totally and permanently disabled through physical and mental incapacitation to perform their normal Board duties for Beneficial Mutual Savings Bank, as certified by a physician selected by the Bank.

(G)	PARTICIPANT	Any Board Member who elects to defer their Board fees under the Plan.

(H)	PLAN	Beneficial Mutual Savings Bank Board of Managers’ Non-vested Deferred Compensation Plan.

III.           ADMINISTRATION

(A)         The Plan shall be administered by the full Board of Managers of the Bank.

(B)
The powers of the Board shall include, but not be limited to, determining such terms, restrictions, and provisions necessary to correct any defect or supply any omission or reconcile any inconsistency in the Plan.

IV.           ELIGIBILITY

All Members of the Beneficial Mutual Savings Bank’s Board of Managers shall be eligible to participate in the Plan.

V.           ELECTION TO DEFER

A Participant may irrevocably elect, no later than the end of the year, to defer all or a portion of Board fees to be earned in the year subsequent to which the election is made. The Participant will be provided a separate election form on which the Participant will designate the percentage or amounts of current Board fees to be deferred.

VI.           DEFERRAL PERIOD

The Participant may elect to receive payment of deferred amounts and any appreciation or depreciation thereon in a lump sum, or in annual installments not to exceed ten years, or any other reasonable, approved schedule. Upon the death of a Participant, payment of any amounts hereunder shall be made to the Participant’s designated beneficiary or estate (in the absence of a designated beneficiary) in the manner elected by the Participant or (in the event Participant made no election) in the manner determined by the Board. In the event of the Participant’s disability, payments may be accelerated and made to the Participant in any manner he elects.

VII.         INVESTMENT DURING FERRAL PERIOD

(A)
Each Participant who elects to defer a portion of Director’s fees shall have a special account established on the Bank’s books with such sum elected to be deferred credited to their account. Said special account will be unfunded and subject to the claims of general creditors of the Bank. Each account will be maintained by the Bank in accordance with the terms of this Plan until the deferred amounts to which the Participant is entitled has been paid in full.

(B)	The Bank will calculate interest to be applied to this special account. The rate and method of computation will be consistent with the Beneficial Mutual Savings Bank Employees’ Savings Plan.

(C)
At the election of the Participant, the Board may permit deferred amounts to be invested in other investment vehicles. The Participant may indicate the form and the amount of such measurements, but the Board would determine the appropriateness of such measurements. The Participant will bear the full risk associated with such measurements in terms of either appreciation or depreciation of the deferred amounts.

VIII.        ACCELERATION OF PAYMENT OF VESTED AMOUNTS DUE TO HARDSHIP

(A)
In the event a Participant, after vesting under Section IV and termination of their Board duties, experiences financial hardship, the Participant may request, and the Board in its sole discretion may grant, an acceleration of the Participant’s elected number of installments to the extent necessary to relieve such financial hardship.

(B)
This distribution will be on the account of “financial hardship” if the distribution is necessary in light of immediate and heavy financial needs of the Participant. “Financial hardship” represents severe medical circumstances and financial catastrophe, including impending bankruptcy.

(C)	Distribution of deferred amounts at any time during the year shall be credited with a pro-rated interest payment.

IX.           FORFEITURE AND VESTING

Vesting of the Participant’s deferred amounts shall not occur until the occurrence of one of the following events:

1.	The first day of the calendar year following the attainment of age seventy (70) by the Participant;

2.
Separation from Board service due to illness or any condition rendering the Participant unable to perform his duties as Board Member. Such condition will be determined by the Board in an objective manner, based on all available evidence;

3.             The death of the Participant;

4.	Loss of the Participant’s position on the Board of Managers due to a change in ownership of the Bank, a change in composition of the Board, or any other event beyond the Participant’s control.

Resignation from Board Membership before the occurrence of one of the above stated events shall result in forfeiture of all deferred amounts and investment gains credited to deferred amounts. An exception shall be a resignation from Board Membership followed by the Participant’s appointment by the Board of a Manager Emeritus, and the performance by the Participant of all duties as a Manager Emeritus.

X.            NONTRANSFERABILITY

None of the deferred amounts in a Participant’s account shall be subject in any manner to alienation, sale transfer, assignment, pledge or encumberance other than by will, or if the Participant dies intestate, by the laws of descent and distribution.

XI.           AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Board may suspend or terminate the Plan at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable to conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Bank.

XII.         NO RIGHT TO EMPLOYMENT

Neither the action of the Bank in establishing the Plan, nor any action taken by it or by the Board under the Plan, nor any provision of the Plan, shall be construed as giving to any person the right to be retained on the Board of Managers of the Bank.